EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ResMed Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-08013, 333-88231, 333-115048, 333-140350, 333-140351, 333-156065, 333-164527, 333-167183, 333-181317, 333-186386 and 333-194225) on Form S-8 and the registration statements (Nos. 333-70500 and 333-100825) on Form S-3 of ResMed Inc. of our reports dated August 6, 2015, with respect to the consolidated balance sheets of ResMed Inc. and subsidiaries as of June 30, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2015, which reports appear in the June 30, 2015 annual report on Form 10-K of ResMed Inc.

/s/ KPMG LLP
San Diego, California
August 6, 2015